Exhibit 10.40

[PATHEON]

Patheon Inc PO Box 110145 Research Triangle Park, NC 27709 Phone: 919-226-3200

January 28, 2011

PRIVATE AND CONFIDENTIAL

Andrew Kelley

39 London Road

Marlborough, Wilts

SN8 2AA

Dear Andy:

Patheon UK LTD (“Patheon”) is pleased to offer a continuation of your temporary assignment in Zug, Switzerland.

This letter shall serve to revise and amend certain terms and conditions of your assignment offer letter as executed by you on 2 February 2009.

1.	RESPONSIBILITIES AND DUTIES

As Senior Vice President, Commercial Operations, Europe & Asia Pacific, your responsibilities will encompass all PDS and commercial manufacturing sales, marketing and business development activities in European and Asia Pacific regions. This assignment shall terminate on July 31, 2011 at which time you shall be repatriated to the UK.

2.	COMPENSATION AND BENEFITS

2.1	Base Cash Salary

Your Base salary will continue to be aligned with the salary policy of home country to reinforce the temporary aspect of the assignment and to facilitate smoother repatriation. Your base salary will be £180,822, less applicable deductions based on the amount of tax and mandatory government benefit contribution equivalent to what you would have had deducted had you remained in the UK based on company generated income only, in accordance with Section 2.14 Tax Equalization, noted below and Patheon CH payroll practices (“Base Salary”). Increases to Base Salary, if any, are at the sole discretion of Patheon and are based on performance. Patheon CH shall deduct from your Base Salary any applicable taxes and source deductions that Patheon CH is required or authorized to withhold or make.

2.2	Performance Incentive Plan

You will continue to be eligible to participate in Patheon’s performance incentive plan (the “Performance Incentive Plan”) established for your position and your target will remain the same at 40%.

2.3	Cost of Living Allowance; Housing on Assignment

You will continue to receive a cost of living allowance. The Cost of Living Allowance takes into consideration the cost differential (not the full cost) for goods and services. This amount is provided to you to maintain your purchasing power in the host location. The current Cost of Living Allowance (£9,800) represents the differential for goods and services in Zug. Details of the International Assignment Allowance are covered in the Patheon International Assignment Policy. This allowance is calculated by an external third party provider who specializes in cost of living data. The company will review your allowance periodically and determine if any adjustments are warranted due to exchange rate fluctuations. Patheon will also enter into a lease arrangement for your housing while on assignment in Zug. Such housing arrangements will be made for your sole occupancy during the assignment and will be structured so as to avoid the creation of taxable income to you.

2.4	Pension Contribution

In order to preserve your entitlement under the UK employer sponsored retirement scheme, and to the extent possible, you will continue to be covered under the UK retirement plan. Any required contribution will continue to be withheld at source, and any employer contributions will be maintained. In this instance, you will not be provided with any additional pension arrangements by Patheon CH during your tenure in Switzerland. However, Patheon UK and Patheon CH have agreed that, in the event: (i) you return to employment with Patheon UK after your tenure in Switzerland (ii) you voluntarily leave or are made redundant from Patheon during tour tenure in Switzerland then the pension contributions payable between the time you left the employment of Patheon UK to your return (or leaving Patheon) shall be paid up by Patheon CH to Patheon UK to provide you with the same pension benefit you would have accrued had you remained in the employment of Patheon UK. You will be responsible for providing the employee contribution element of such accrual which can either: (i) be deducted at source during your tenure; or (ii) be paid for by you at the relevant time. However, in the event that your employment with Patheon is terminated due to your misconduct or gross misconduct then Patheon CH shall not be liable to make such pension payments and you hereby agree to forfeit all and any rights in relation to such augmentation. Furthermore, any such payments and related accruals shall be limited by the earnings cap and any other restrictions that may be in force, or come into force, in relation to Patheon UK Pension Fund. You will receive payments to your UK pension plan retrospectively at the end of your assignment in accordance with the plan provisions.

2.5	Employee Benefits Plan

Patheon will provide you with a comprehensive international benefits packaged based on the available global markets that offer such coverage. Benefits are based on regulatory requirements which may change from time to time and that which private employers typically offer. Specifically, your benefits package currently includes Life insurance equal to four times annual base salary for yourself and life insurance coverage for your dependent spouse and children, Accidental Death and Dismemberment, Long Term Disability, Health Care including coverage for hospital, drugs, paramedical practitioners, vision care and travel insurance for you and your dependents, Dental Care including major and orthodontic services for you and your dependents.

Patheon reserves the right to change, alter, modify the applicable benefit, pension, allowance, relocation and general insurances in its sole discretion subject to reasonable notice to the employee of such changes.

2.6	Social Security

In order to preserve your ongoing entitlements under the UK Social Security or government sponsored benefit programs, and to the extent possible, all efforts will be made to keep you in the programs of the UK. Under agreements between various countries this is often feasible and as such, you will be exempt from contributions to the programs in Switzerland. If, however, it is not possible to maintain coverage in the UK, you will be placed into the mandatory government programs in Switzerland. Patheon will adjust your compensation accordingly to reflect any difference in Social Security and or mandatory benefit costs.

2.7	Payroll

As the majority of your day to day expenses will be incurred in Switzerland, you will continue to be placed onto the Swiss payroll.

2.8	Stock Options

If you have received stock options prior to your assignment to Switzerland, or receive options during your tenure in Switzerland, you must notify Patheon Corporate Human Resources prior to any decision to exercise options and/or sell any shares of Patheon stock.

2.9	Car Lease & Transportation Expenses

Patheon will continue your car and petrol allowance in the UK of £15,000. This will be subject to tax and any other appropriate payroll deductions. While in Zug, Patheon will pay for any Transportation expenses you incur while travelling on Company business. The amount provided under the car lease program is subject to change in accordance with company policy.

2.10	Expenses and Representation Allowance

The Company shall continue to cover all reasonable expenses above CHF 50 (including travelling and hotel expenses, expenses for invitations, etc.) which arise in connection with the Employee’s activities for the Company.

In addition, the Company shall continue to pay a non-taxable representation allowance in the amount equal to CHF 6,000 per year, payable in 12 monthly installments at the end of each month in the currency of your choice and which is intended to cover all reasonable expenses below CHF 50. Notwithstanding anything to the contrary herein, this Section 2.10, paragraph shall be subject to approval by the competent tax authorities.

2.11 International Assignment Incentive

In addition to the compensation elements noted above, you will receive an additional assignment incentive equal to 25% of one year of base salary. This assignment incentive will be divided into and paid in monthly distributions through July 31, 2011 and is subject to the required statutory deductions. As this is a special incentive being provided to you for this assignment, should you voluntarily terminate your employment with Patheon within the first twelve months after signing this agreement, you will be required to repay to Patheon the total amount received in the form of this assignment incentive.

2.12	Language Familiarization

Patheon recognizes that you will better integrate into the new Swiss culture by becoming familiar with the local Swiss language. Therefore, where language training is deemed necessary by Patheon, the Company will pay for a pre-determined amount of training. This benefit is not transferable to others.

2.13	Equity Compensation and Stock Options

You will continue to be eligible to participate in the Corporation’s Stock Option Plan, and awarded options from time to time in accordance with the terms of such plan.

2.14	Tax Equalization

Tax laws vary widely from country to country. Therefore, Patheon has established guidelines and procedures (Tax equalization) to ensure that the international assignee’s tax liability is similar to what you would have incurred in the UK, subject to certain limitations. Under Patheon’s tax equalization approach, you will be responsible for contributing to the cost of taxation to an amount similar to or equivalent to what you would have paid in the UK. This may or may not reflect your actual tax burden. As such, it is often referred to as “hypothetical tax” amount, and this will be withheld from pay on a regular basis. The hypothetical tax includes income tax, Social Security contributions, mandatory government withholdings and other amounts that would have been required in the UK. Any difference between the hypothetical amount withheld and the actual tax owed will be the responsibility of Patheon.

Professional tax advice will be made available to you at Patheon’s expense, as well as assistance with the preparation and filing of both UK and Swiss tax returns for the years while you are on assignment. As this is a highly specialized area of tax, you are required to utilize the tax advisory firm selected by Patheon for this purpose. Professional tax advice will be provided to you for a period of two years after the completion of this assignment and repatriation to the UK. Such services will be provided without regard to your ongoing employment by Patheon.

3.	TERMINATION OF ASSIGNMENT

At the end of your temporary assignment you will either return to a position at our offices in the UK or will be assigned to our other operating locations upon mutual consent.

4.	REPATRIATION ARRANGEMENTS

If and when you are repatriated at the end of the assignment, all of the assignment related payments and allowances will cease being paid. The cost of the trip to your origin location as well as the shipment of your household goods will be paid on your behalf or reimbursed to you provided you are still an employee of Patheon at the time repatriation.

5.	PERMANENT EMPLOYMENT

Should you be offered permanent employment in the Zug area, you will enter into a new agreement as a full-time Swiss employee and be subject to the terms and conditions as other permanent employees at your level. At that time, you will review with Patheon, the Permanent International Relocation Policy benefits that may apply to you.

6.	TERM AND TERMINATION

Your employment under this agreement may be terminated in compliance with the UK employment regulations. The termination provisions of your UK employment agreement will remain in force until such time that you become permanently employed in Switzerland at which time you will be subject to Swiss regulatory provisions as it relates to termination of employment.

7.	MANDATORY SWISS EMPLOYMENT LAW PROVISIONS

This secondment is subject to the provisions of the Federal Act on the minimal working and salary conditions for employees seconded to Switzerland and the respective Ordinance (Bundesgesetz uber die in die Schweiz entsandten Arbeitnehmerinnnen und Arbeitnehmer, SR 823.20 and 823.201).

It is understood and agreed that in consideration of the above, you are required to and have executed the UK Non-Competition Undertaking. All other terms and conditions of your employment will remain the same.

Andy, I truly appreciate your willingness to continue further in your assignment. I look forward to continue to working with you.

If the contents of this letter are acceptable to you, please confirm your acceptance by signing below and returning this letter to Patheon.

Yours truly,

/s/ Geoff Glass	Date:	1/31/11
Geoff Glass
Executive Vice President, Strategy, Sales & Marketing

I, Andrew Kelley, have read, understood and agree to the terms in this Offer, and accept this Offer according to the terms described in this letter.

/s/ A. J. Kelley	Date:	31-01-11